Exhibit 4.2

WARRANT AGREEMENT

This Warrant Agreement made as of [___________], 2016, is between BioLight Life Sciences Ltd., an Israeli company, with offices at Kiryat Atidim Building 3, 5th Floor, Tel Aviv 6158101, Israel (the “Company”), and VStock Transfer, LLC, with offices at 18 Lafayette Place, Woodmere, New York 11598 (the “Warrant Agent”).

WHEREAS, the Company has determined to issue and deliver up to [_________] warrants (the “Warrants”) to investors, each Warrant evidencing the right of the holder thereof to purchase one ordinary share, NIS 2.5 par value per share (the “Ordinary Shares”), for $[___] of the Company, subject to adjustment as described herein.

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the legally valid and binding obligations of the Company, and to authorize the execution and delivery of this Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.           Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.           Warrants.

2.1           Form of Warrant. Each Warrant shall be (a) issued in registered form only, (b) in substantially the form of Exhibit A attached hereto, the provisions of which are incorporated herein, (c) signed by, or bear the facsimile or electronic signature of, any two of the Chairman of the Board, the Chief Executive Officer and the Chief Financial Officer of the Company, and (d) signed by the Warrant Agent. In the event that a person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2          Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof. Warrant certificates shall be dated the date of countersignature by the Warrant Agent.

2.3          Registration.

2.3.1           Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”), for the registration of the original issuance and transfers of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.3.2           Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“Registered Holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the warrant certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

3.           Terms and Exercise of Warrants.

3.1          Exercise Price. Each Warrant shall entitle the Holder, subject to the provisions of the applicable Warrant Certificate and of this Warrant Agreement, to purchase from the Company the number of Ordinary Shares stated therein, at the price of US$___ per Ordinary Share, subject to the subsequent adjustments provided in Section 4 hereof. The term “Exercise Price” as used in this Warrant Agreement refers to the price per share at which Ordinary Shares may be purchased at the time a Warrant is exercised.

3.2          Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) commencing on the date of issuance. For purposes of this Warrant Agreement, the “Expiration Date” shall have the meaning set forth in the Warrant Certificate. Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date.

3.3          Exercise of Warrants.

3.3.1           Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by (i) submitting a duly executed exercise notice in the form included in Exhibit B, to the office of the Warrant Agent [____________] which may be done by fax or email delivery, and (ii) by paying to the Company in full the Exercise Price for each whole Ordinary Share as to which the Warrant is exercised, in lawful money of the United States, by wire transfer or in good certified check or good bank draft payable to the order of the Company.  In no event shall the Registered Holder of any Warrant be entitled to “net cash settle” the Warrant. The Registered Holder shall not be required to deliver the original Warrant being exercised in order to effect an exercise hereunder.

***Checks should be payable to BioLight Life Sciences Ltd. Notice of cash exercise should be made by e-mail (not fax) to [__________]. Originals need to be mailed to BioLight Life Sciences Ltd., Attention: [____________]. Wired funds for exercise should be wired to:

[_________________]

3.3.2           Issuance of Ordinary Shares. Assuming the exercise notice has been delivered and funds to pay in full the Exercise Price are paid, each in accordance with Section 3.3.1, then on or before the third trading day following the date upon which (1) the Warrant Agent has received an exercise notice for a Warrant and (2) the Company has received the funds in full, the Company shall cause its transfer agent to (i) provided that the transfer agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of Ordinary Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian System, or (ii) if the transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the Holder, or at the Holder’s instruction pursuant to the delivered exercise notice, the Holder’s agent or designee, in each case pursuant to this clause (ii), sent by reputable overnight courier to the address specified in the applicable exercise notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee (as indicated in the applicable exercise notice), for the number of Ordinary Shares to which the Holder is entitled pursuant to such exercise.

3.3.3           Valid Issuance. All Ordinary Shares issued upon the proper exercise or surrender of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4           Date of Issuance. Each person or entity in whose name any such certificate for Ordinary Shares is issued shall, for all purposes, be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the share transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books are open.

3.4           Beneficial Ownership Limitation on Exercises. The Company shall not affect the exercise of any portion of a Warrant, and the Registered Holder of such Warrant shall not have the right to exercise any portion of such Warrant, to the extent that after giving effect to such exercise, the Registered Holder (together with the Registered Holder’s affiliates, and any persons acting as a group together with the Registered Holder or any Registered Holder’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Ordinary Shares outstanding immediately after giving effect to such exercise, provided, however, that the foregoing limitation on exercise shall not apply to any Registered Holder who, together with such Registered Holder’s affiliates, and any persons acting as a group together with such Registered Holder and such Registered Holder’s affiliates, owns in excess of the Maximum Percentage immediately prior to the closing of the Offering.  For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by such Registered Holder and its affiliates shall include the number of Ordinary Shares issuable upon exercise of a Warrant with respect to which the determination of such sentence is being made, but shall exclude Ordinary Shares which would be issuable upon (i) exercise of the remaining, unexercised portion of such Warrant beneficially owned by the Registered Holder and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Registered Holder and its affiliates (including, without limitation, any convertible notes or convertible preferred shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Registered Holder or any of its affiliates.  Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  To the extent that the limitation contained in this Section 3.4 applies, the Registered Holder’s submission of an Election to Purchase shall be deemed to be the Registered Holder’s determination of whether a Warrant is exercisable (in relation to any other securities owned by the Registered Holder together with any affiliates) and of which portion of a Warrant is exercisable, in each case subject to the Maximum Percentage, and the Company shall have no obligation to verify or confirm the accuracy of such determination.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  For purposes of the Warrants, in determining the number of outstanding Ordinary Shares, the Registered Holder may rely on the number of outstanding Ordinary Shares as reflected in the most recent of (1) the Company’s most recent Form 20-F, Form 6-K or other public filing with the Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its transfer agent setting forth the number of Ordinary Shares outstanding.  For any reason at any time, upon the written or oral request of the Registered Holder, the Company shall within three (3) trading days confirm to the Registered Holder the number of Ordinary Shares then outstanding.  In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including any Warrant, by the Registered Holder and its affiliates since the date as of which such number of outstanding Ordinary Shares was reported.  By written notice to the Company, the Registered Holder may from time to time increase or decrease the Maximum Percentage to any other percentage of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares upon exercise of a Warrant and the provisions of this Section 3.4 shall continue to apply; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to that Registered Holder.  For purposes of clarity, the Ordinary Shares underlying any Warrant in excess of the Maximum Percentage for a Registered Holder shall not be deemed to be beneficially owned by that Registered Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3.4 to the extent necessary to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

4.           Adjustments.

4.1          Share Dividends

4.1.1           Split-Ups.  If after the date hereof, and subject to the provisions of Section 4.5 below, the number of outstanding Ordinary Shares is increased by a share dividend payable in Ordinary Shares, or by a split-up of Ordinary Shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding Ordinary Shares and the Exercise Price shall be proportionally decreased such that the aggregate Exercise Price, after such adjustments, remains the same for each Warrant.

4.1.2           Dividends and Other Distributions. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction), except to the extent an adjustment was already made pursuant to Section 4.1.1 or 4.2 (a “Distribution”), at any time after the issuance of a Warrant, then, in each such case, the Company shall reserve and put aside the maximum Distribution amount the Registered Holder would have been entitled to receive if the Registered Holder had held the number Ordinary Shares acquirable upon complete exercise of such Warrant immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the participation in such Distribution. Upon exercise of a Warrant, in whole or in part, the Company shall, contemporaneously with the delivery of the Ordinary Shares, distribute to the Registered Holder a pro rata portion of such Distribution based on the portion of the Warrant that has been exercised (provided, however, to the extent that the Registered Holder’s right to participate in any such Distributions would result in the Registered Holder exceeding the Maximum Percentage, then the Registered Holder shall not be entitled to participate in such Distribution at such time and to such extent (or the beneficial ownership of any such Ordinary Shares as a result of such Distribution to such extent) and such Distribution to such extent shall be held in abeyance for the benefit of the Registered Holder until such time, if ever, as its right thereto would not result in the Registered Holder exceeding the Maximum Percentage, at which time or times the Registered Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution to be held similarly in abeyance) to the same extent as if there had been no such limitation).

4.2          Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.5 hereof, the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Ordinary Shares and the Exercise Price shall be proportionally increased such that the aggregate Exercise Price, after such adjustments, remains the same for each Warrant.

4.3          Purchase Rights. If at any time the Company grants, issues or sells any options, convertible securities or rights to purchase shares, warrants, securities or other property pro rata to the record holders of Ordinary Shares (the “Purchase Rights”), then the Registered Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Registered Holder could have acquired if the Registered Holder had held the number of Ordinary Shares acquirable upon complete exercise of a Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Registered Holder’s right to participate in any such Purchase Right would result in the Registered Holder exceeding the Maximum Percentage, then the Registered Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Ordinary Shares as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Registered Holder until such time, if ever, as its right thereto would not result in the Registered Holder exceeding the Maximum Percentage, at which time or times the Registered Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

4.4          Adjustment Upon Issuance of Ordinary Shares. If and whenever on or after the date of this Agreement and prior to [          ], 2016 [Insert 18 months following closing] (the “Applicable Period”), the Company issues, sells or delivers, or in accordance with this Section 4 is deemed to have issued, sold or delivered, any Ordinary Shares, for a consideration per share (the “New Issuance Price”) less than a price equal to the Exercise Price, in effect immediately prior to such issuance, sale or delivery or deemed issuance, sale or delivery (such Exercise Price, then in effect is referred to as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced one-time only to the product of New Issuance Price multiplied by 125%. No adjustment pursuant to this Section 4.4 shall be made if such adjustment would result in an increase of the Exercise Price then in effect. For all purposes of the foregoing (including, without limitation, determining the adjusted Exercise Price and consideration per share under this Section 4.4), the following shall be applicable:

4.4.1           Issuance of Options. If the Company grants or sells any options (other than options that qualify as Excluded Securities) during the Applicable Period and the lowest price per share for which one Ordinary Share is issuable upon the exercise of any such option or upon conversion, exercise or exchange of any convertible securities issuable upon exercise of any such option is less than the Applicable Price, then such Ordinary Share shall be deemed to be outstanding and to have been issued and sold or delivered by the Company at the time of the granting or sale of such option for the New Issuance Price. For purposes of this Section 4.4.1, the “lowest price per share for which one Ordinary Share is issuable upon the exercise of any such options or upon conversion, exercise or exchange of any convertible securities issuable upon exercise of any such option” shall be equal to the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Ordinary Share upon the granting or sale of such option, upon exercise of such option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such option and (y) the lowest exercise price set forth in such option for which one Ordinary Shares is issuable upon the exercise of any such options or upon conversion, exercise or exchange of any convertible securities issuable upon exercise of any such option. Except as contemplated below, no further adjustment of the Exercise Price shall be made upon the actual issuance of such Ordinary Shares or of such convertible securities upon the exercise of such options or upon the actual issuance of such Ordinary Shares upon conversion, exercise or exchange of such convertible securities.

4.4.2           Issuance of Convertible Securities. If the Company issues or sells any convertible securities (other than convertible securities that qualify as Excluded Securities) during the Applicable Period and the lowest price per share for which one Ordinary Share is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such Ordinary Share shall be deemed to be outstanding and to have been issued and sold or delivered by the Company at the time of the issuance or sale of such convertible securities for the New Issuance Price. For the purposes of this Section 4.4.2, the “lowest price per share for which one Ordinary Share is issuable upon the conversion, exercise or exchange thereof” shall be equal to the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one Ordinary Share upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security and (y) the lowest conversion price set forth in such Convertible Security for which one Common Share is issuable upon conversion, exercise or exchange thereof. Except as contemplated below, no further adjustment of the Exercise Price shall be made upon the actual issuance of such Ordinary Shares upon conversion, exercise or exchange of such convertible securities, and if any such issue or sale of such convertible securities is made upon exercise of any options for which adjustment of Warrants has been or is to be made pursuant to other provisions of this Section 4.4, except as contemplated below, no further adjustment of the Exercise Price shall be made by reason of such issue, sale or delivery.

4.4.3           Change in option Price. If during the Applicable Period the purchase or exercise price provided for in any options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any convertible securities or the rate at which any convertible securities are convertible into or exercisable or exchangeable for or Ordinary Shares increases or decreases at any time, the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price which would have been in effect at such time had such options or convertible securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 4.4.3, if the terms of any option or Convertible Security that was outstanding as of the original issuance of the Warrants are increased or decreased in the manner described in the immediately preceding sentence, then such option or Convertible Security and the Ordinary Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 4.4 shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

4.4.4           Calculation of Consideration Received. If during the Applicable Period any option and/or Convertible Security is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company (as determined by the Holder, the “Primary Security”, and such option and/or Convertible Security, the “Secondary Securities”), together comprising one integrated transaction, (other than options or Convertible Security that qualify as Excluded Securities) the consideration per Ordinary Share with respect to such Primary Security shall be deemed to be equal to the difference of (x) the lowest price per share for which one Ordinary Share was issued in such integrated transaction (or was deemed to be issued pursuant to Section 4.4.1 or 4.4.2 above, as applicable) solely with respect to such Primary Security, minus (y) with respect to such Secondary Securities, the sum of (I) the Black Scholes Consideration Value of each such option, if any, or (II) the fair market value (as determined by the Holder) of such Convertible Security, if any, in each case, as determined on a per share basis in accordance with this Section 4.4.4. If any Ordinary Shares, options or convertible securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor (for the purpose of determining the consideration paid for such Ordinary Shares, option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be deemed to be the net amount of consideration received by the Company therefor. If any Ordinary Shares, options or convertible securities are issued or sold for a consideration other than cash (for the purpose of determining the consideration paid for such Ordinary Shares, option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value), the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the VWAPs of such security for each of the five (5) trading days immediately preceding the date of receipt. If any Ordinary Shares, options or convertible securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity (for the purpose of determining the consideration paid for such Ordinary Shares, option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value), the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such, Ordinary Shares, options or convertible securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities (for the purpose of determining the consideration paid for such Ordinary Shares, option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) trading days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

4.4.5           For purposes of this Section 4.4, “Excluded Securities” means (1) Ordinary Shares or options or other rights to purchase Ordinary Shares or other awards issued or issuable pursuant to the Company’s employee benefit plans, qualified share option plans or other employee compensation plans as such plans are in existence on the date hereof, provided; (2) Ordinary Shares issued or issuable upon the conversion, exercise or exchange of convertible securities (other than options or other rights to purchase Ordinary Shares that are covered by clause (1) above) issued prior to the date hereof; and (3) Ordinary Shares issuable upon exercise of the Warrants or the certain warrants issued to the underwriters on March __, 2016 pursuant to the Company’s registered offering which closed on such date; provided, that, notwithstanding the foregoing, such purchaser or acquirer of the securities in such issuance shall not include any person regularly engaged in the business of buying or selling securities.

For purposes of this Section 4.4 “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares are then listed or quoted on the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (each a “Trading Market”), the daily volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on the Trading Market on which the Ordinary Shares are then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Ordinary Shares are not then listed on a Trading Market and if prices for the Ordinary Shares are then reported in the OTCQB maintained by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per Ordinary Share so reported, or (c) in all other cases, the fair market value of an Ordinary Share as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

4.5           Fundamental Transactions. If, at any time while the Warrants are outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another person in which the Company is not the surviving entity or the shareholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, a majority of the outstanding voting securities of the surviving entity, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Ordinary Shares, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of Ordinary Shares covered by Section 4.1 above), or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding Ordinary Shares (not including any Ordinary Shares held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination) (each, a “Fundamental Transaction”), then, upon any subsequent exercise of a Warrant, the Registered Holder of such Warrant shall be entitled to receive, for each Ordinary Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 3.4 on the exercise of the Warrants), the number of Ordinary Shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) which, in all cases, was received as a result of such Fundamental Transaction by a holder of the number of Ordinary Shares for which a Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 3.4 on the exercise of the Warrants). If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Registered Holder shall be given the same choice as to the Alternate Consideration. Notwithstanding anything to the contrary, (a) if the holders of Ordinary Shares received, as a result of such Fundamental Transaction, a consideration or Alternate Consideration (whether from the Company or from any other person, and whether such consideration or Alternate Consideration is comprised of cash, securities or other property) (such consideration attributed to one Ordinary Share: the "Fundamental Transaction Consideration Per Ordinary Share") with respect to some but not all of their Ordinary Shares (including in the event that they have tendered only some of the Ordinary Shares which such shareholders have initially requested to tender) then, upon any subsequent exercise of a Warrant, the Registered Holder of such Warrant shall be entitled to receive such consideration on a pro-rata basis, based on the number of Ordinary Shares underlying its Warrant; and (b) in the event that the Fundamental Transaction Consideration Per Ordinary Share paid as a result of such Fundamental Transaction is paid by the Successor Entity (as defined below) or by any other person other than the Company, then such Successor Entity or the other person shall assume and be responsible to pay the Fundamental Transaction Consideration Per Ordinary Share upon any subsequent exercise of a Warrant.  The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all obligations of the Company under each Warrant in accordance with the provisions of this Section 4.5 pursuant to agreements in form and substance reasonably satisfactory to the Registered Holders and approved by the Registered Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of each Registered Holder, deliver to such Registered Holder in exchange for such Registered Holder’s Warrant a written instrument substantially similar in form and substance to such Registered Holder’s Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Ordinary Shares acquirable and receivable upon exercise of such Warrant (without regard to the limitations on exercise set forth in Section 3.4) prior to such Fundamental Transaction, and with an exercise price which applies the Exercise Price hereunder to such shares of capital stock (but taking into account the relative value of the Ordinary Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of such Warrant immediately prior to the consummation of such Fundamental Transaction). Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Agreement and each Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Agreement and each Warrant with the same effect as if such Successor Entity had been named as the Company herein.

4.6           Calculations. All calculations under this Section 4 shall be made to the nearest cent or the nearest whole share, as the case may be. For purposes of this Section 4, any calculation of the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall not include treasury shares, if any. In any case in which this Section 4 shall require that an adjustment in the Exercise Price be made effective as of a record date for a specified event, if the Registered Holder exercises a Warrant after such record date, the Company may elect to defer, until the occurrence of such event, the issuance of the Ordinary Shares and other share capital of the Company in excess of the Ordinary Shares and other share capital of the Company, if any, issuable upon such exercise on the basis of the Exercise Price in effect prior to such adjustment; provided, however, that in such case the Company or the Warrant Agent shall deliver to the Registered Holder a due bill or other appropriate instrument evidencing the Registered Holder’s right to receive such additional shares and/or other capital securities upon the occurrence of the event requiring such adjustment.

4.7           Notices of Changes in Warrant. Upon every adjustment of the Exercise Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any such adjustment the Company shall give written notice to each Registered Holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.8           No Fractional Shares. Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up to the nearest whole number the number of the Ordinary Shares to be issued to the Warrant holder.

4.9           Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Exercise Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may, at any time, in its sole discretion, make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.10         Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5.           Transfer and Exchange of Warrants.

5.1           Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant into the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon the Company’s request.

5.2           Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and, thereupon, the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that, in the event a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and shall issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3           Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

5.4           Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6.           Other Provisions Relating to Rights of Registered Holders of Warrants.

6.1           No Rights as Shareholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

6.2           Lost, Stolen Mutilated or Destroyed Warrants. If any Warrant is lost, stolen, mutilated or destroyed, the Company and the Warrant Agent may, on such terms as to indemnity or otherwise as they may in their discretion impose (which terms shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor and date as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

6.3           Reservation of Ordinary Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Ordinary Shares that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Warrant Agreement.

6.4          Registration of the Ordinary Shares. The Company registered the Warrants and the Ordinary Shares underlying the Warrants in the Registration Statement. The Company will use its reasonable efforts to maintain the effectiveness of such Registration Statement and the current status of the Prospectus or to file and maintain the effectiveness of another registration statement and another current prospectus covering the Ordinary Shares issuable upon exercise of the Warrants at any time that the Warrants are exercisable.  In addition, the Company agrees to use its reasonable best efforts to register such Ordinary Shares under the blue sky laws of the states of residence of the exercising Warrant holders to the extent an exemption from such registration is not available.

7.           Concerning the Warrant Agent and Other Matters.

7.1          Payment of Taxes. The Company shall not be required to pay any stamp or other tax or charge required to be paid in connection with the exercise of Warrants; and the Company shall not be required to issue or deliver any Ordinary Shares until such tax or other charge shall have been paid or it has been established to the Company’s and the Warrant Agent’s satisfaction that no such tax or other charge is due.

7.2          Resignation, Consolidation, or Merger of Warrant Agent.

7.2.1           Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint, in writing, a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be an entity organized and existing under the laws of the State of New York, in good standing and have its principal office in the Borough of Manhattan, City and State of New York, and be authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authorities. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but, if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and, upon request of any successor Warrant Agent, the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations.

7.2.2           Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Ordinary Shares not later than the effective date of any such appointment.

7.2.3           Merger or Consolidation of Warrant Agent. Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Warrant Agreement without any further act on the part of the Company or the Warrant Agent.

7.3          Fees and Expenses of Warrant Agent.

7.3.1           Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as Warrant Agent hereunder as set forth on Exhibit C hereto and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

7.3.2           Further Assurances. The Company agrees to perform, execute, acknowledge and deliver, or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Warrant Agreement.

7.4          Liability of Warrant Agent.

7.4.1           Reliance on Company Statement. Whenever, in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Warrant Agreement.

7.4.2           Indemnity. The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Warrant Agreement, except as a result of the Warrant Agent’s negligence, willful misconduct or bad faith.

7.4.3           Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Warrant Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it, by any act hereunder, be deemed to make any representation or warranty as to the authorization or reservation of any Ordinary Shares to be issued pursuant to this Warrant Agreement or any Warrant or as to whether any Ordinary Shares will when issued be valid and fully paid and nonassessable.

7.5          Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of the Company’s Ordinary Shares through the exercise of Warrants.

8.           Miscellaneous Provisions.

8.1           Successors. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

8.2           Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

BioLight Life Sciences Ltd.

Kiryat Atidim

Building 3, 5th Floor

Tel Aviv 6158101

Israel

Attn: Suzana Nahum-Zilberberg, Chief Executive Officer

Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

VStock Transfer, LLC
18 Lafayette Place
Woodmere, NY 11598
Attn: Warrant Department

Any notice, sent pursuant to this Warrant Agreement shall be effective, if delivered by hand, upon receipt thereof by the party to whom it is addressed, if sent by overnight courier, on the next business day of the delivery to the courier, and if sent by registered or certified mail on the third day after registration or certification thereof

8.3           Applicable Law. The validity, interpretation, and performance of this Warrant Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

8.4           Persons having Rights Under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

8.5           Examination of the Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his, her or its Warrant for inspection.

8.6           Counterparts- Facsimile Signatures. This Warrant Agreement may be executed in any number of counterparts, and each of such counterparts shall, for all purposes, be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. Facsimile signatures shall constitute original signatures for all purposes of this Warrant Agreement.

8.7           Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

8.8          Amendments.

8.8.1           This Agreement and any Warrant certificate may be amended by the parties hereto by executing a supplemental warrant agreement (a “Supplemental Agreement”), without the consent of any of the Registered Holders, for the purpose of (i) curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein, or making any other provisions with respect to matters or questions arising under this agreement that is not inconsistent with the provisions of this agreement or the Warrant certificates, (ii) evidencing the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company contained in this agreement and the Warrants, (iii) evidencing and providing for the acceptance of appointment by a successor Warrant Agent with respect to the Warrants, (iv) adding to the covenants of the Company for the benefit of the Registered Holders or surrendering any right or power conferred upon the Company under this Agreement, or (viii) amending this agreement and the Warrants in any manner that the Company may deem to be necessary or desirable and that will not adversely affect the interests of the Registered Holders in any material respect.

8.8.2           The Company and the Warrant Agent may amend this Warrant Agreement and the Warrants by executing a Supplemental Agreement with the consent of the Registered Holders of not fewer than a majority of the unexercised Warrants affected by such amendment, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Registered Holders under this Warrant Agreement; provided, however, that, without the consent of each of the Registered Holders affected thereby, no such amendment may be made that (i) changes the Warrants so as to reduce the number of shares purchasable upon exercise of the Warrants or so as to increase the Exercise Price (other than as provided by Section 4), (ii) shortens the period of time during which the Warrants may be exercised, (iii) otherwise adversely affects the exercise rights of the Registered Holders in any material respect, or (iv) reduces the number of unexercised Warrants the Registered Holders of which must consent for amendment of this agreement or the Warrants.

8.9          Severability. This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

BIOLIGHT LIFE SCIENCES LTD.

By:
[Name, Title]

VSTOCK TRANSFER, LLC

By:
[Name, Title]

EXHIBIT A

Form of Warrant

BIOLIGHT LIFE SCIENCES LTD.
WARRANT CERTIFICATE
NOT EXERCISABLE AFTER __________, _______

This certifies that the person whose name and address appears below, or registered assigns, is the registered owner of the number of Warrants set forth below. Each Warrant entitles its registered holder to purchase BioLight Life Sciences Ltd., a company incorporated under the laws of the State of Israel (the “Company”) at any time prior to 5:00 P.M. (New York City time) on ______, _____, at the designated office of Vstock Transfer LLC, as warrant agent (the “Warrant Agent”) set forth below, one ordinary share, NIS 2.5 per share par value, of the Company (each, a “Share” and collectively, the “Shares”), at price of US$____ per Share, subject to possible adjustments as provided in the Warrant Agreement (as defined below).

This Warrant Certificate, with or without other Warrant Certificates, upon surrender at the designated office of the Rights Agent, may be exchanged for another Warrant Certificate or Warrant Certificates evidencing the same number of Warrants as the Warrant Certificate or Warrant Certificates surrendered.

The terms and conditions of the Warrants and the rights and obligations of the holder of this Warrant Certificate are set forth in a Warrant Agreement dated as of ______, 2016 (the “Warrant Agreement”), between the Company and the Warrant Agent. A copy of the Warrant Agreement is available for inspection during business hours at the office of the Warrant Agent.

This Warrant Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by an authorized signatory of the Warrant Agent.

WITNESS the facsimile signature of proper officers of the Company.

BIOLIGHT LIFE SCIENCES LTD.

By:
Name:
Title:

By:
Name:
Title:

Dated:

Countersigned:

VSTOCK TRANSFER, LLC

as Warrant Agent

By:
Name:
Title:

PLEASE DETACH HERE

Certificate No.:_________ Number of Warrants:__________

WARRANT CUSIP NO.: ________

BIOLIGHT LIFE SCIENCES LTD.

[Name & Address of Holder]	VSTOCK TRANSFER, LTD., Warrant Agent
By mail: By hand or overnight courier:

EXHIBIT A

Form of Election Notice

(To Be Executed Upon Exercise Of Warrants)

The undersigned hereby irrevocably elects to exercise the right, represented by Warrants evidenced by this Warrant Certificate, to receive                  Shares and herewith tenders payment for such Ordinary Shares to the order of BioLight Life Sciences Ltd., in the amount of US$              in accordance with the terms hereof.

The undersigned requests that a certificate for such Ordinary Shares be registered in the name of                     , whose address is                      and that such certificate be delivered to                     , whose address is                                         . If the number of Warrants being exercised hereby is less than all the Warrants evidenced by this Warrant Certificate, the undersigned requests that a new Warrant Certificate representing the remaining unexercised Warrants be registered in the name of                                         , whose address is                                         , and that such Warrant Certificate be delivered to                whose address is                                         .

Signature

Date:

Signature Guaranteed

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Warrant Agent, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Warrant Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT C

Warrant Agent Fees

Monthly Maintenance Fee

Our monthly maintenance fee is calculated based upon the number of record shareholders per class or series of Warrants:

o	Monthly Maintenance of 1-99 Registered Holder	$99 per month
o	Monthly Maintenance of 100-200 Registered Holder	$150 per month
o	Monthly Maintenance of 200-300 Registered Holder	$299 per month
o	Monthly Maintenance of 300-500 Registered Holder	$399 per month
o	Monthly Maintenance of 500+ Registered Holder	$749 per month

Service Fees

The following are a sample of services provided on a per transaction fee basis as set forth below:

o	Per Warrant Exercise	$45.00
o	Issuance Per Warrant	$35.00
o	Replacement of Lost or Stolen Warrant	$50.00 (paid by Registered Holder)
o	Lost Registered Holder search (if needed)	$5.00 per Registered Holder per search
o	Escheatment (if needed)	$50.00 per Registered Holder

Other Costs and Excluded Services

The company will be billed separately at cost for certain out-of-pocket expenses such as postage and courier fees.

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